UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2012

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

5	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

5	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

5	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

5	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreements

Effective January 12, 2012, Location Based Technologies (the “Company”) entered into new Executive Employment Agreements (the “Agreements”) with David Morse, Joseph Scalisi and Desiree Mejia (the “Executives”).  The Agreements were approved by the Company’s Board of Directors (the “Board”), with Mr. Morse and Ms. Mejia abstaining. The terms and conditions of the Agreements supersede the preexisting employment agreements between the Executives and the Company.

The following is a description of the terms of the Agreements and the amounts payable to the Executives thereunder, which terms are consistent with the preexisting employment agreements except as specified.  The terms of all the Agreements are identical, except for the different positions of each Executive.

Position. The Executives will continue to be employed in their current positions:  David Morse, Chief Executive Officer and Co-President; Joseph Scalisi, Chief Development Officer and Co-President; and Desiree Mejia, Chief Operating Officer.

Term. The Agreements expire January 12, 2017, the fifth anniversary of the effective date, provided that they are automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  The preexisting employment agreements expired October 9, 2012, subject to extension.

Compensation and Benefits.  Each Executive is entitled to a base salary of $15,000 per month (the same as currently being paid under the preexisting agreements) and to adjustments to his or her base salary based on certain performance standards.  Under the new performance standards, the base salary is increased in increments of $2,500 per month upon the Company first achieving (measured at the end of each fiscal quarter on the basis of the trailing twelve months) $1.5, $2.5, $3.5 and $4.5 million in earnings before interest, taxes, depreciation and amortization.  The Agreements provide that the Company will grant to each Executive options to purchase 4,000,000 shares of the Company’s common stock at a price equal to 10% above the 30-day volume weighted average price on the date of signing the Agreement, subject to vesting as provided below.  If an Executive has accrued compensation, it shall be paid to Executive upon the occurrence of certain events and in the manner provided in the Agreements.  Each year the Company may pay an Executive a bonus, which may be part of a general bonus plan established by the Board, and the Executives are entitled to participate in the Company’s stock incentive plan on such terms as the Board deems appropriate from time to time.  Each Executive will also be entitled to participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.

Termination.  The Agreements terminate on death, incapacity (after 180 days), resignation and cause as defined.  If terminated without cause (including a failure to elect or re-elect the Executive to the position set forth, a  material change in the Executive’s duties or responsibilities, or a material reduction in benefits), unless consented to by the Executive, the Executive is entitled to receive base salary at least equal to the salary, including bonuses and commissions, of the Company’s highest paid employee, and medical benefits, through the end of the employment term or, if such termination occurs in the last year of the employment term, for a period of two years after the date of termination.  If during such period any events occur that would have resulted in increasing his or her base salary if the Executive were still employed by the Company, the Executive will be entitled to receive such additional amounts.  In addition, any of the 4,000,000 options granted to the Executive which have not vested or been cancelled will automatically vest in the event the Executive’s employment is terminated without cause as set forth above.

Amended and Restated Stock Incentive Plan

The Board, at a meeting held January 12, 2012, adopted an amendment and restatement of the 2007 Stock Incentive Plan (as amended and restated, the “Plan”), which provides for the grant of incentive and nonstatutory options, restricted stock and stock appreciation rights covering up to 20,000,000 shares of common stock of the Company.  The Plan becomes effective upon its approval by the Company’s stockholders, but awards may be made while receipt of stockholder approval is pending and, to the extent required by applicable law, such awards shall be conditioned upon the receipt of such approval.

As provided in the Agreements, each Executive was granted an incentive option on January 12, 2012 to purchase 4,000,000 shares of common stock of the Company at a price equal to 10% above the 30-day volume weighted average price on the date of the signing of the Agreements.  None of the options may be exercised unless and until the Plan has been approved by the stockholders of the Company.  The options will vest as follows:  (i) options covering 500,000 shares vest immediately as a year-end bonus; (ii) options covering 250,000 shares vest upon the Company achieving 100,000 worldwide activations (including the U.S.); (iii) options covering 250,000 shares vest upon the Company completing a capital raise of $20 million or greater; (iv) options covering 250,000 shares vest upon the Company successfully listing its common stock on the NYSE Amex Equities; and (v) options covering 500,000 shares vest upon the Company successfully listing its common stock on the NASDAQ Stock Market  An Executive may elect to receive the following amounts of cash in lieu of the vesting of options:  $75,000 under clauses (iii) and (iv) and $150,000 under clause (v).  If an Executive elects to receive cash, the options that would otherwise have vested are to be cancelled.  In addition, any of the 4,000,000 options that have not vested or been cancelled will vest in the event of a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: January 18, 2012	By:	/s/ David Morse
David Morse
Chief Executive Officer

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